KPMG LLP (KPMG) served as the independent registered public accounting firm of the Funds, included in Appendix A, each a Fund of Prudential Investment Portfolios 3, for the fiscal years ended February 28, 2019 and February 29, 2020. KPMG's reports on the financial statements for the fiscal years ended February 28, 2019 and February 29, 2020 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. Through December 12, 2019, the date of dismissal, and during such fiscal year-ends, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds' financial statements for such period, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On December 12, 2019, the Audit Committee and the Trust's Board of Trustees approved the engagement of PricewaterhouseCoopers LLP (PwC), to serve as the independent registered public accounting firm for Funds' fiscal year ending February 28, 2021, thereby replacing KPMG effective upon completion of their February 29, 2020 audits and issuance of their reports thereon. Through December 12, 2019 and during the Funds' fiscal years ended February 28, 2019 and February 29, 2020, neither Prudential Investment Portfolios 3 nor the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

Appendix A:

PGIM Jennison Focused Growth Fund

PGIM QMA Global Tactical Allocation Fund*

PGIM QMA Large-Cap Value Fund

PGIM Strategic Bond Fund

*Includes PGIM QMA Global Tactical Allocation Subsidiary, Ltd.

April 28, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Prudential Investment Portfolios 3 Funds included in Appendix A, and under the date of April 17, 2020, we reported on the financial statements of the Prudential Investment Portfolios 3 Funds as of and for the years ended February 29, 2020 and February 28, 2019. On December 12, 2019, we were dismissed as independent registered public accountant effective upon completion of the audits and the issuance of our reports thereon dated April 17, 2020.

We have read the statements made by Prudential Investment Portfolios 3 included under Item 13(a)(4) of Form N-CSR dated April 28, 2020, and we agree with such statements except that we are not in a position to agree or disagree with the statements that (1) the Audit Committee and Prudential Investment Portfolios 3's Board of Trustees approved the engagement of PricewaterhouseCoopers LLP (PwC) to serve as the independent registered public accounting firm, and (2) neither Prudential Investment Portfolios 3 nor the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Funds' financial statements; or

(ii)concerned the subject of a disagreement or reportable events. Very truly yours,

KPMG LLP

Appendix A

Fund

PGIM Jennison Focused Growth Fund

PGIM QMA Global Tactical Allocation Fund* PGIM QMA Large-Cap Value Fund

PGIM Strategic Bond Fund

* Consolidated financial statements.